SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Consolidated-Tomoka Land Co. on April 13, 2018.

Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944‑5643
Facsimile:	(386) 274‑1223
Contact: Phone:	Joele Frank, Wilkinson Brimmer Katcher Dan Moore/James Golden (212) 355‑4449

FOR IMMEDIATE RELEASE	ISS RECOMMENDS CONSOLIDATED-TOMOKA SHAREHOLDERS VOTE “FOR” ALL SEVEN OF THE COMPANY’S DIRECTOR NOMINEES ISS Rejects Wintergreen’s Conflicted Nominees and Shareholder Proposal

DAYTONA BEACH, Fla. – April 13, 2018 – Consolidated-Tomoka Land Co. (NYSE American: CTO) (the “Company” or “CTO”) today announced that Institutional Shareholder Services ("ISS"), a leading independent proxy advisory firm, has recommended that CTO shareholders vote “FOR” all of CTO’s highly-qualified and experienced director nominees at the Company’s 2018 Annual Meeting of Shareholders to be held on April 25, 2018.

ISS concluded: “We believe CTO shareholders would be best served by fully supporting the current board in this proxy contest. Accordingly, we recommend that shareholders vote “FOR” each of CTO’s seven nominees on the WHITE proxy card today.” i

ISS also recommendedii CTO shareholders vote “AGAINST” the shareholder proposal from Wintergreen Advisers LLC (“Wintergreen”), and vote “FOR” the Company’s proposal to amend the Amended and Restated 2010 Equity Incentive Plan.

In its April 13, 2018 report, ISS concluded the followingiii with respect to the election of directors and the Wintergreen proposal:

•	“The dissident has not made a compelling case that change is warranted at the board level.”
•

“Given that the proponent [Wintergreen] has not advanced a compelling argument in support of the value maximization shareholder proposal, and that a second failed process within less than two years’ time has the potential to be more disruptive than value-adding to the company at this juncture, a vote AGAINST the shareholder proposal is warranted.”

Commenting on the Company’s successful operating performance and the claims by dissident [Wintergreen] about CTO’s progress, ISS statediv:

•

“The dissident believes … immediate sale of the company will close CTO’s discount to NAV more satisfactorily than pursuing the present strategy, yet dissident does not present substantive evidence supporting this argument—namely, given the market-based evidence of … 2016 review process and given potential counterparties are aware of the board’s openness to reviewing offers, how and why a credible buyer willing to pay full NAV will materialize.”

•

“Of particular interest, we note that the company has outperformed the peer median by 32.5 percentage points since the announcement of the board’s decision to continue the company’s standalone strategy, following conclusion of the 2016 strategic review.”

•	“Similar to the observations of ISS’ analysis for the 2017 annual meeting, the company’s operating results have strengthened considerably in recent years – a trend which continued in FY 2017”
•	“We also note that operating cash flow has quadrupled, ROIC [Return on Invested Capital] has tripled, and ROA [Return on Assets] has more than doubled within a year.”

Additionally, the conclusions reached by ISS as to whether change is warranted included the following statementsv:

•	“…the company has directed the momentum of recent successes to beget future success.”
•

“It is clear the board has shown movement responsive to the concerns presented publicly by the dissident since 2015 by, among other steps, undertaking a strategic review, accelerating land sales, returning cash to shareholders, and adding shareholder representation to the board. What is much less clear is why the dissident has pursued a subsequent proxy contest – for which shareholders will again bear the cost – especially in light of the company’s improving fundamentals and seemingly appropriate actions by the board.”

•

“...the addition of [Chris Haga to the Board] has increased shareholder representation …. Rather than a mere defensive appointment, this appears to be a constructive move on the part of the board that supports greater shareholder alignment.”

It its review of CTO’s use of equity compensation, ISS notedvi that the so-called “burn rate” and use of equity compensation were at or below the average or ISS’ benchmarks. In evaluating the equity compensation plan’s overall costs, ISS awarded 44 points on a scale of 45, indicating the reasonableness of the cost of the equity program.

CTO shareholders are reminded that their vote is extremely important, no matter how many shares they own. To follow the recommendations of ISS and the CTO Board, shareholders should vote the WHITE proxy card “FOR” each of CTO’s seven nominees TODAY by telephone, by Internet, or by signing and dating the WHITE proxy card.

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

1407 Broadway
New York, New York 10018
Call Collect: 212‑929‑5500
or
Call Toll-Free (800) 322‑2885
Email: proxy@mackenziepartners.com

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 2.1 million square feet of income properties, as well as nearly 8,100 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations which are available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the ability of the Company to complete 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2017 as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”), to be held at such time and place as announced by the Board. The Company has filed its definitive proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. Updated information regarding the identity of potential participants in the solicitation of proxies in connection with the Annual Meeting, and their direct or indirect interests, by security holdings or otherwise, is set forth in such definitive proxy statement and other materials to be filed with the SEC. Shareholders may obtain the definitive proxy statement, any amendments or supplements thereto and other materials filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.ctlc.com.

Consolidated-Tomoka Land Co.

Mark E. Patten, 386‑944‑5643

Sr. Vice President & Chief Financial Officer

mpatten@ctlc.com

Facsimile: 386‑274‑1223

i Permission to use quotations neither sought nor obtained.

ii Permission to use quotations neither sought nor obtained.

iii Permission to use quotations neither sought nor obtained.

iv Permission to use quotations neither sought nor obtained.

v Permission to use quotations neither sought nor obtained.

vi Permission to use quotations neither sought nor obtained.